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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2017

Great Elm Capital Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-01211 (Commission File Number)	81-2621577 (IRS Employer Identification No.)

200 Clarendon Street, 51st Floor, Boston, MA (Address of principal executive offices)	02116 (Zip Code)

Registrant's telephone number, including area code (617) 375-3006

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

Set forth below is a preliminary estimate of the registrant’s net asset value per share as of March 31, 2017 and a preliminary estimate of the registrant’s net investment income per share for the three months ended March 31, 2017.

The following estimates are not a comprehensive statement of the registrant’s financial condition or results for the three months ended March 31, 2017. Actual results for the three months ended March 31, 2017 may differ materially from these estimates, which are given only as of the date of this filing, as a result of the completion of the registrant’s financial closing procedures, final adjustments, review by the registrant’s audit committee and independent registered accounting firm and other developments, including changes in the businesses in which the registrant has made investments, which may arise between now and the time that the registrant’s financial results as of and for the three months ended March 31, 2017 are finalized. This information is inherently uncertain.

As of the date of this filing, the registrant currently expects that net investment income per share was between $0.30 and $0.34 for the three months ended March 31, 2017.

As of the date of this filing, the registrant estimates that its net asset value per share as of March 31, 2017 was between $13.52 and $13.60.

The per share information presented above is based on approximately 12.5 million shares that were outstanding as of March 31, 2017 and approximately 12.6 million weighted average shares outstanding for the three months ended March 31, 2017. This report is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares.

The estimates presented above are based on management's preliminary determinations only and, consequently, the data set forth in the registrant's Form 10-Q for the three months ended March 31, 2017 may differ from these estimates, and any such differences may be material. For example, estimated net asset value per share is based on the value of the registrant's total assets, including the registrant's investments (some of which are not publicly traded or whose market prices are not readily available, the fair value of which is determined by the registrant’s board of directors in good faith). The fair value of such investments have not yet been determined by the registrant’s board of directors or reviewed by its audit committee and the actual fair value of such investments, when determined by the registrant’s board of directors, may be materially different than the estimates reported herein. In addition, the information presented above does not include all of the information regarding the registrant’s financial condition and results of operations as of and for the three months ended March 31, 2017 that may be important to investors. The information presented above is based on current management expectations that involve substantial risk and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information. The registrant assumes no duty to update these preliminary estimates except as required by law.

This report is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer to purchase and the solicitation of the Company’s shares are being made only pursuant to the Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully because they contain important information, including the terms and conditions of the tender offer. The Company filed a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the SEC. The Tender Offer Statement, including the Offer to Purchase, the related Letter of Transmittal and other related materials, is also available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, MacKenzie Partners, Inc. Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of April 26, 2017.

GREAT ELM CAPITAL CORP.

/s/ Michael J. Sell

By:Michael J. Sell

Title:Chief Financial Officer